EXHIBIT 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS FIRST QUARTER NET INCOME FOR 2006

CHICAGO, April 18, 2006 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today first quarter results for 2006. The Company had net income of $17.1 million for the first quarter of 2006 compared to $16.8 million for the first quarter of 2005, an increase of 1.8%. Fully diluted earnings per share for the first quarter of 2006 increased 5.3% to $0.60 compared to $0.57 per share in the first quarter of 2005.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2006 first quarter performance.

RESULTS OF OPERATIONS

First Quarter Results

Net income was $17.1 million for the first quarter of 2006, compared to $16.8 million for the first quarter of 2005. The results for the first quarter of 2006 generated an annualized return on average assets of 1.21% and an annualized return on average equity of 13.61%, compared to 1.29% and 14.12%, respectively, for the same period in 2005.

Net interest income was $45.5 million for the three months ended March 31, 2006, an increase of $1.9 million, or 4.3% from $43.7 million for the comparable period in 2005. Net interest income grew primarily due to a $410.8 million, or 8.6% increase in average interest earning assets as a result of organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.65% for the first quarter of 2006 and 3.80% for the first quarter of 2005.

Provision for loan losses was at $1.1 million in the first quarter of 2006 as compared to $2.4 million in first quarter of 2005. Net charge-offs were $1.0 million in the quarter ended March 31, 2006 compared to $2.8 million in the quarter ended March 31, 2005. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income increased $1.6 million, or 10.3% to $17.2 million for the quarter ended March 31, 2006 from $15.6 million for the first quarter of 2005. Net loss on securities sold increased by $442 thousand as net losses of $381 thousand were realized in the first quarter of 2006 compared to net gains of $61 thousand realized in the first quarter of 2005. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Net gain on sale of other assets increased by $1.1 million primarily due to the sale of excess space acquired through the South Holland acquisition in February 2003. Net lease financing declined by $361 thousand due to higher levels of income realized, on leased equipment in which we own a residual interest, in the first quarter of 2005. Loan service fees increased by $596 thousand primarily due to a $304 thousand syndication fee realized in the first quarter of 2006. Other operating income increased by $399 thousand primarily due to a $312 thousand increase in merchant card processing fees.

Other expense increased by $4.4 million, or 13.4% to $36.9 million for the quarter ended March 31, 2006 from $32.5 million for the quarter ended March 31, 2005. Salaries and employee benefits increased by $2.0 million, primarily due to the new deposit gathering strategy, initiated in the third quarter of 2005, and organic growth. Advertising and marketing expense increased $483 thousand from the quarter ended March 31, 2005 due to the timing of expenditures. During 2005, more of the advertising expenses were incurred in the second half of the year. Occupancy and equipment expense increased by $638 thousand, primarily due to additional locations and increases in depreciation expense, repair and maintenance expense, and property tax expense of $408 thousand, $348 thousand and $209 thousand, respectively. These increases were partially offset by a $230 thousand increase in rental income due to additional tenants at the MB Financial Center operations facility located in Rosemont, Illinois. Computer service expense increased by $340 thousand primarily due to organic growth. Other operating expenses increased by $819 thousand primarily due to increases in merchant card processing expense, stationary printing and supplies expense, and operating losses of $280 thousand, $175 thousand and $156 thousand, respectively.

In the first quarter of 2006, MB Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using the modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under the modified retrospective application, prior period results are restated. As a result, previously reported net income and diluted net income per share for the three months ended March 31, 2005 were reduced by $337 thousand and $0.0115, respectively. Net income and diluted net income per share for the three months ended March 31, 2006 were reduced by $352 thousand and $0.0122 , respectively, due to the adoption of Statement 123R.

Income tax expense for the three months ended March 31, 2006 increased $103 thousand to $7.7 million compared to $7.6 million for the same period in 2005. The effective tax rate was 30.9% and 31.0% for the quarter ended March 31, 2006 and 2005, respectively.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended March 31,						Three Months Ended December 31,
	2006			2005			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,795,671	$ 68,681	7.34%	$ 3,383,028	$ 51,384	6.16%	$ 3,691,319	$ 65,294	7.02%
Loans exempt from federal income taxes (3)	2,881	46	6.39	3,010	48	6.38	2,850	46	6.32
Taxable investment securities	1,107,836	12,284	4.44	1,137,527	12,039	4.23	1,111,130	11,402	4.10
Investment securities exempt from federal income taxes (3)	292,631	4,091	5.59	263,542	3,726	5.66	284,623	4,007	5.51
Federal funds sold	1,971	22	4.46	144	1	2.24	6,071	59	3.80
Other interest bearing deposits	13,262	121	3.70	16,163	82	2.06	11,694	110	3.73
Total interest earning assets	5,214,252	85,245	6.63	4,803,414	67,280	5.68	5,107,687	80,918	6.29
Non-interest earning assets	550,260			502,093			543,672
Total assets	$ 5,764,512			$ 5,305,507			$ 5,651,359

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 711,464	$ 3,125	1.78%	$ 798,848	$ 2,169	1.10%	$ 726,663	$ 2,667	1.46%
Savings deposits	470,984	868	0.75	527,628	804	0.62	487,060	909	0.74
Time deposits	2,384,224	23,288	3.96	1,962,517	13,272	2.74	2,297,517	21,096	3.64
Short-term borrowings	741,923	7,701	4.21	654,855	3,671	2.27	687,101	6,081	3.51
Long-term borrowings and junior subordinated notes	218,317	3,273	6.00	173,492	2,358	5.44	194,021	2,920	5.89
Total interest bearing liabilities	4,526,912	38,255	3.43	4,117,340	22,274	2.19	4,392,362	33,673	3.04
Non-interest bearing deposits	664,311			650,351			698,297
Other non-interest bearing liabilities	62,391			54,007			57,295
Stockholders’ equity	510,898			483,809			503,405
Total liabilities and stockholders’ equity	$ 5,764,512			$ 5,305,507			$ 5,651,359
Net interest income/interest rate spread (4)		$ 46,990	3.20%		$ 45,006	3.49%		$ 47,245	3.25%
Taxable equivalent adjustment		1,448			1,321			1,418
Net interest income, as reported		$ 45,542			$ 43,685			$ 45,827
Net interest margin (5)			3.54%			3.69%			3.56%
Tax equivalent effect			0.11%			0.11%			0.11%
Net interest margin on a fully tax equivalent basis			3.65%			3.80%			3.67%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.7 million, $1.7 million and $1.9 million for the three months ended March 31, 2006 and 2005, and December 31, 2005, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $2.0 million, or 4.4% to $47.0 million for the three months ended March 31, 2006 from $45.0 million for the three months ended March 31, 2005. Tax-equivalent interest income increased by $18.0 million, due to a $410.8 million, or 8.6% increase in average interest earning assets. The yield on average interest earning assets increased 95 basis points to 6.63% due to the increase in market interest rates. Tax equivalent interest income also included $815 thousand of interest income resulting from one commercial loan being taken off of non-accrual status. Interest expense increased by $16.0 million as average interest bearing liabilities increased by $409.6 million, while their cost increased by 124 basis points to 3.43% also due to the increase in market interest rates. The increase in average interest earning assets and average interest bearing liabilities was due to continued organic growth.

The net interest margin expressed on a fully tax equivalent basis for the first quarter of 2006 decreased by 15 basis points from 3.80% in the first quarter of 2005 primarily due to the flattening yield curve, tightening credit spreads on loans and a shift in the funding mix towards higher cost deposits and borrowings.

BALANCE SHEET

Total assets increased $137.9 million or 2.4% from $5.7 billion at December 31, 2005 to $5.9 billion at March 31, 2006. Net loans increased by $138.4 million, or 3.7% to $3.8 billion at March 31, 2006. In aggregate, commercial related credits grew by $135.1 million, or 17.6% on a combined annualized basis. See “Loan Portfolio” section below for further analysis. Investment securities available for sale decreased by $23.5 million, or 1.7% to $1.4 billion at March 31, 2006.

Total liabilities increased by $142.9 million, or 2.7% to $5.4 billion at March 31, 2006 from $5.2 billion at December 31, 2005. Total deposits grew by $196.9 million or 4.7% to $4.4 billion at March 31, 2006 from $4.2 billion at December 31, 2005, primarily due to an increase in brokered deposits of $194.7 million. Short-term borrowings decreased by $106.9 million, or 14.3%, primarily due to decreases in Federal Home Loan Bank advances, securities sold under agreement to repurchase and Federal funds purchased of $44.0 million, $32.2 million and $30.6 million, respectively. Long-term borrowings increased by $46.0 million primarily due to an increase in Federal Home Loan Bank advances of $46.4 million.

Total stockholders’ equity decreased $5.0 million, or 1.0% to $501.9 million at March 31, 2006 compared to $507.0 million at December 31, 2005. The decline was primarily due to a $13.2 million increase in treasury stock resulting from the repurchase of 393,681 outstanding shares and a $5.4 million decline in accumulated other comprehensive income due to an unrealized change in market value on investment securities available for sale. Retained earnings increased by $12.9 million due to net income of $17.1 million partially offset by $4.2 million, or $0.15 per share, in cash dividends.

At March 31, 2006, the Company’s total risk-based capital ratio was 12.35%; Tier 1 capital to risk-weighted assets ratio was 11.20% and Tier 1 capital to average asset ratio was 8.92%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at March 31, 2006.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	March 31,		December 31,		March 31,
	2006		2005		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial loans	$887,305	23%	$833,046	22%	$738,826	22%
Commercial loans collateralized by assignment of lease payments	333,931	9%	299,053	8%	245,152	7%
Commercial real estate	1,420,837	37%	1,456,585	39%	1,307,481	38%
Residential real estate	384,593	10%	387,167	10%	423,301	12%
Construction real estate	603,178	15%	521,434	14%	450,259	13%
Consumer loans	254,831	6%	248,897	7%	256,695	8%
Gross loans (1)	3,884,675	100%	3,746,182	100%	3,421,714	100%
Allowance for loan losses	(45,086)		(44,979)		(43,820)
Net loans	$3,839,589		$3,701,203		$3,377,894

(1)	Gross loan balances at March 31, 2006, December 31, 2005, and March 31, 2005 are net of unearned income, including net deferred loan fees of $3.3 million, $3.6 million, and $3.8 million, respectively.

Net loans increased by $138.4 million, or 15.2% on an annualized basis, to $3.8 billion at March 31, 2006 from $3.7 billion at December 31, 2005. The above increases in commercial related credits were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development.

Net loans increased by $461.7 million, or 13.7%, to $3.8 billion at March 31, 2006 from $3.4 billion at March 31, 2005. The above increases in commercial related credits were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. These increases were partially offset by decreases in residential real estate and consumer loans resulting from pay downs on the existing portfolio. The Company will also, from time to time, securitize and transfer residential real estate loans to investment securities available for sale for additional flexibility and favorable capital treatment on the Company’s balance sheet.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):
	March 31, 2006	December 31, 2005	March 31, 2005
Non-performing loans:
Non-accrual loans (1)	$20,694	$20,841	$25,250
Loans 90 days or more past due, still accruing interest	1	321	850
Total non-performing loans	20,695	21,162	26,100
Other real estate owned	98	354	726
Total non-performing assets	$20,793	$21,516	$26,826
Total non-performing loans to total loans	0.53%	0.56%	0.76%
Allowance for loan losses to non-performing loans	217.86%	212.55%	167.89%
Total non-performing assets to total assets	0.36%	0.38%	0.50%

(1)	Includes restructured loans totaling $552 thousand at March 31, 2005. There were no restructured loans at March 31, 2006 and December 31, 2005.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):
	Three Months Ended
	March 31,
	2006	2005

Balance at beginning of period	$44,979	$44,266
Provision for loan losses	1,100	2,400
Charge-offs	(1,425)	(3,501)
Recoveries	432	655
Balance at March 31,	$45,086	$43,820
Total loans at March 31,	$3,884,675	$3,421,714
Ratio of allowance for loan losses to total loans	1.16%	1.28%

Net charge-offs decreased by $1.9 million to $993 thousand in the quarter ended March 31, 2006 from $2.8 million in the quarter ended March 31, 2005. A substantial portion of the Company’s $3.5 million charge-off activity in the first quarter of 2005 was due to the charge-off of one construction real estate loan.

Provision for loan losses decreased by $1.3 million to $1.1 million in the three months ended March 31, 2006 from $2.4 million in the same period of 2005 based on the results of our quarterly analyses of the loan portfolio.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) our future acquisitions of other depository institutions or lines of business; (15) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (16) the impact of the guidance recently prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED BALANCE SHEETS
    March 31, 2006, December 31, 2005 and March 31, 2005
    (Amounts in thousands, except common share data)
    (Unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005

ASSETS
Cash and due from banks	$88,067	$92,001	$82,493
Interest bearing deposits with banks	11,245	12,783	12,491
Federal funds sold	1,532	-	-
Investment securities available for sale	1,382,370	1,405,844	1,414,468
Loans held for sale	601	500	368
Loans (net of allowance for loan losses of $45,086 at March 31, 2006,
$44,979 at December 31, 2005 and $43,820 at March 31, 2005)	3,839,589	3,701,203	3,377,894
Lease investments, net	65,152	65,696	61,203
Premises and equipment, net	147,507	147,701	121,346
Cash surrender value of life insurance	91,152	90,194	87,258
Goodwill, net	125,010	125,010	123,628
Other intangibles, net	12,354	12,594	13,320
Other assets	92,351	65,539	53,605

Total assets	$5,856,930	$5,719,065	$5,348,074

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$663,042	$694,548	$645,105
Interest bearing	3,735,569	3,507,152	3,354,214
Total deposits	4,398,611	4,201,700	3,999,319
Short-term borrowings	638,758	745,647	653,262
Long-term borrowings	117,214	71,216	81,958
Junior subordinated notes issued to capital trusts	123,526	123,526	87,443
Accrued expenses and other liabilities	76,875	69,990	54,126
Total liabilities	5,354,984	5,212,079	4,876,108

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,913,152, 28,912,803 and 28,883,404 shares at March 31, 2006,
December 31, 2005 and March 31, 2005, respectively)	289	289	289
Additional paid-in capital	144,134	143,775	145,528
Retained earnings	403,301	390,406	354,766
Unearned compensation	(1,746)	(2,029)	(1,533)
Accumulated other comprehensive income	(14,847)	(9,453)	(5,382)
Less: 825,636, 453,461 and 548,087 shares of treasury stock, at cost, at March 31,
2006, December 31, 2005, and March 31, 2005, respectively	(29,185)	(16,002)	(21,702)
Total stockholders' equity	501,946	506,986	471,966

Total liabilities and stockholders' equity	$5,856,930	$5,719,065	$5,348,074

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF INCOME
    (Amounts in thousands, except common share data)
    (Unaudited)
	Three Months Ended March 31,
	2006	2005
Interest income:
Loans	$68,711	$51,415
Investment securities available for sale:
Taxable	12,284	12,039
Nontaxable	2,659	2,422
Federal funds sold	22	1
Other interest bearing accounts	121	82
Total interest income	83,797	65,959

Interest expense:
Deposits	27,281	16,245
Short-term borrowings	7,701	3,671
Long-term borrowings and junior subordinated notes	3,273	2,358
Total interest expense	38,255	22,274
Net interest income	45,542	43,685

Provision for loan losses	1,100	2,400

Net interest income after provision for loan losses	44,442	41,285

Other income:
Loan service fees	1,752	1,156
Deposit service fees	4,773	4,672
Lease financing, net	3,244	3,605
Brokerage fees	2,306	2,119
Trust and asset management fees	1,405	1,383
Net (loss) gain on sale of investment securities available for sale	(381)	61
Increase in cash surrender value of life insurance	958	953
Net gain on sale of other assets	1,097	1
Other operating income	2,065	1,666
	17,219	15,616
Other expense:
Salaries and employee benefits	20,300	18,349
Occupancy and equipment expense	5,943	5,305
Computer services expense	1,605	1,265
Advertising and marketing expense	1,230	747
Professional and legal expense	558	659
Brokerage fee expense	1,193	999
Telecommunication expense	736	675
Other intangibles amortization expense	240	267
Other operating expenses	5,045	4,226
	36,850	32,492

Income before income taxes	24,811	24,409

Income taxes	7,672	7,569
Net Income	$17,139	$16,840

Common share data:
Basic earnings per common share	$0.61	$0.59
Diluted earnings per common share	$0.60	$0.57
Weighted average common shares outstanding	28,288,782	28,538,032
Diluted weighted average common shares outstanding	28,797,627	29,293,951

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the Three Months Ended March 31,
	2006	2005

Performance Ratios:

Annualized return on average assets	1.21%	1.29%

Annualized return on average equity	13.61	14.12

Annualized cash return on average tangible equity (1)	18.57	19.63

Net interest rate spread	3.20	3.49

Efficiency ratio (2)	57.05	53.65

Net interest margin - fully tax equivalent basis (3)	3.65	3.80

Net interest margin	3.54	3.69

Asset Quality Ratios:

Non-performing loans to total loans	0.53%	0.76%

Non-performing assets to total assets	0.36	0.50

Allowance for loan losses to total loans	1.16	1.28

Allowance for loan losses to
non-performing loans	217.86	167.89

Net loan charge-offs to average loans (annualized)	0.11	0.34

Capital Ratios:

Tangible equity to assets (4)	6.45%	6.51%
Equity to total assets	8.57	8.82
Book value per share (5)	$ 17.87	$ 16.66
Less: goodwill and other intangible assets, net of tax benefit, per common share	4.74	4.67
Tangible book value per share (6)	$ 13.13	$ 11.99

Total capital (to risk-weighted assets)	12.35%	12.86%
Tier 1 capital (to risk-weighted assets)	11.20	11.64
Tier 1 capital (to average assets)	8.92	8.97

(1)
Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net income and fully diluted earnings per share excluding certain items, net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	March 31, 2006	March 31, 2005

Stockholders’ equity - as reported	$501,946	$471,966
Less: goodwill	125,010	123,628
Less: other intangible assets, net of tax benefit	8,030	8,658
Tangible equity	$368,906	$339,680

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):

	March 31, 2006	March 31, 2005

Average Stockholders’ equity - as reported	$510,898	$483,809
Less: average goodwill	125,010	123,628
Less: average other intangible assets, net of tax benefit	8,105	8,743
Average Tangible equity	$377,783	$351,438

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	March 31, 2006	March 31, 2005

Net income - as reported	$17,139	$16,840
Add: other intangible amortization expense, net of tax benefit	156	174
Net cash flow available to stockholders	$17,295	$17,014

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.” A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.